                                                                    Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Zydeco Energy, Inc.


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Zydeco Energy, Inc. of our report dated May 4, 2000, relating to the balance sheets of DataVoN Inc. (formerly HR Partners, Inc.) as of December 31, 1999, and December 31, 1998, and the related statements of income, stockholder's equity (deficit), and cash flows for the years then ended included in the Current Report on Form 8-K of Zydeco Energy, Inc. filed with the Securities and Exchange Commission on June 19, 2000.

KPMG LLP

Dallas, Texas
July 11, 2000